ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made as of made this __ day of August, 2016, with effect from and after the 1st day of October, 2016 (the “Effective Date”), by and between RiverPark Commercial Real Estate Fund, a statutory trust formed under the laws of the State of Delaware (the “the Trust”), RiverPark Advisors LLC, a limited liability company organized under the laws of Delaware (the “Investment Adviser”) and SEI Investments Global Funds Services, a statutory trust formed under the laws of the State of Delaware (the “Administrator”).

WHEREAS, the Trust is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and is a non-diversified, closed-end management investment company that operates as an “interval fund” pursuant to Rule 23c-3 promulgated by the SEC pursuant to the 1940 Act; and

WHEREAS, the Administrator has agreed, at the request of the Trust, to provide the Trust with certain administrative services on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound, the Trust and the Administrator hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“1940 Act” shall have the meaning given to such term in the preamble of this Agreement.

1.02	“Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03	“Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.04	“Authorized Person” shall include, as applicable, any director, trustee, the Investment Adviser or other Person having similar status or performing similar functions, as the case may be, acting on behalf of the Trust.

1.05	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.06	“Conversion” means the processes and activities required to transfer the books and records of the Trust from the Trust or its prior administrator, import the Trust’s data and files into the Administrator’s system and such other processes and activities identified as the responsibility of the Administrator in accordance with the Conversion Plan.

1.07	“Conversion Plan” shall have the meaning given to such term in Section 2.05 of this Agreement.

1.08	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.09	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

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1.10	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.11	“Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Trust.

1.12	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Trust.

1.13	”Liquidation” shall have the meaning given to such term in Section 9.02.02 of this Agreement.

1.14	“Live Date” means the date on which the Trust is converted onto the Administrator’s system and the Administrator begins calculating the Trust’s official net asset values (“NAV”).

1.15	“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors, managers and Interest holders in the Trust.

1.16	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.17	“Pricing Sources” shall have the meaning given to such term in Section 6 of this Agreement.

1.18	“Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.

1.19	“Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.20	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.21	“Regulations” shall have the meaning given to such term in Section 12.12 of this Agreement.

1.22	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.23	“Shares” shall have the meaning given to such term in the preamble of this Agreement.

1.24	Unless the context otherwise requires and except as otherwise specified in this Agreement, the term “the Trust” shall include, as applicable, a trustee or trustees, or other Authorized Person having similar status or performing similar functions, as the case may be, acting on behalf of the Trust.

1.25	“the Trust Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

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1.26	“the Trust Materials” means any prospectus, registration statement, statement of additional information, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its Investment Adviser from time to time, as appropriate, including all amendments or supplements thereto.

1.27	“Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2	APPOINTMENT AND CONTROL

2.01	Services. the Trust hereby appoints the Administrator to be, and the Administrator agrees to act as, the administrative agent of the Trust for the term and subject to the provisions hereof. The Administrator shall perform (and may delegate or sub-contract, as provided below) the services set forth in this Agreement, including the services set forth in Schedule I, which may be amended from time to time in writing by the parties (“Services”). In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Trust’s governing documents and prospectus as they may be amended (provided copies are delivered to the Administrator).

2.02	Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Trust shall be subject to the overall direction and control of the Trust or any Authorized Person authorized to act on the Trust’s behalf; provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the prospectus, all applicable resolutions and/or directives of the Trust’s Board of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that the Trust desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, the Trust shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and compensate the Administrator in connection therewith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Trust and (ii) shall not provide any investment advisory services to the Trust, and shall have no liability related to the foregoing.

2.03	Third Parties; Affiliates. The Administrator may delegate to, or sub‑contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to the Trust for the acts and omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. the Trust acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of the United States of America.

2.04	the Trust Data. the Trust shall be solely responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Trust pursuant to this Agreement (including, without limitation, (i) prices, (ii) sufficient transaction supporting documentation, (iii) detailed accounting methodologies with respect to the Trust’s Investments as approved by the Trust’s auditors, and (iv) security trade and settlement information (whether from the Trust, Investment Adviser or from prime brokers and custodians) (collectively, “the Trust Data”). All the Trust Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. With respect to security trade transmissions, all such information shall be provided in an electronic format. Additionally, all trades are required to be sent to the Administrator by no later than noon EST on trade date plus one (“T + 1”). In the event that electronic delivery of trade transmissions has not commenced by the date that is three months after the Live Date, then all additional resource costs associated with manual processing of such manual trade transmissions shall be deemed an out-of-pocket expense (as more fully set forth in Section 7.02 below). The Trust shall have an ongoing obligation to promptly update all the Trust Data so that such information remains complete and accurate. All the Trust Data shall be prepared and maintained, by or on behalf of the Trust, in accordance with applicable law, the Trust Materials and generally acceptable accounting principles. The Administrator shall be entitled to rely on all the Trust Data and shall have no liability for any loss, damage or expense incurred by the Trust or any other Person to the extent that such loss, damage or expense arises out of or is related to the Trust Data that is not timely, current, complete and accurate.

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SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUST

3.01	the Trust represents and warrants that:

3.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

3.01.02.	it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets;

3.01.03.	it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, or is likely to materially and adversely affect, its business or financial condition;

3.01.04.	it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations;

3.01.05.	it has a valid engagement with an independent auditor, custodian and broker and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request; and

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3.01.06.	it has notified the Administrator of any and all separate agreements between the Trust and any third party that could have an impact on the Administrator performance of its obligations pursuant to this Agreement.

3.02	the Trust covenants and agrees that:

3.02.01.	it will furnish the Administrator from time to time with complete copies, authenticated or certified (where applicable), of each of the following:

(a)	Copies of the following documents:

(1)	Copies of the Trust’s current Declaration of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(2)	the Trust's current bylaws and any amendments thereto; and

(3)	Copies of resolutions of the trustees covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct the Administrator.

(b)	A list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct the Administrator in all matters.

(c)	Copies of all the Trust Materials, including the current prospectus and statement of additional information.

(d)	A list of all issuers the Trust is restricted from purchasing.

(e)	A list of all affiliated persons (as such term is defined in the 1940 Act) of the Trust that are broker-dealers.

(f)	The identity of the Trust’s auditors along with contact information.

(g)	The expense budget for the current fiscal year.

(h)	A list of contact persons (primary, backup and secondary backup) of the Trust’s investment adviser and, if applicable, sub-adviser, who can be reached until 6:30 p.m. ET with respect to valuation matters.

(i)	Copies of all the Trust Data reasonably requested by the Administrator or necessary for the Administrator to perform its obligations pursuant to this Agreement.

the Trust shall promptly provide the Administrator with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until the Administrator receives such updated information or document, the Administrator shall have no obligation to implement or rely upon such updated information or document.

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3.02.02.	it shall timely perform or oversee the performance of all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Administrator with all the Trust Data and Organizational Documents reasonably requested by the Administrator;

3.02.03.	it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02.01 above;

3.02.04.	it will comply in all material respects with all applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction;

3.02.05.	any reference to the Administrator or this Agreement in the Trust Materials shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing;

3.02.06.	it shall be solely responsible for its compliance with applicable investment policies, the Trust Materials, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Trust Materials, and applicable policies, laws and regulations governing such the Trust, its activities or the duties, actions or omissions of the Investment Adviser; and

3.02.07.	it will promptly notify the Administrator of updates to its representations and warranties hereunder.

SECTION 4	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

4.01.01.	it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.01.02.	it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

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4.01.03.	it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01	THE DUTIES OF THE ADMINISTRATOR SHALL BE CONFINED TO THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND NO IMPLIED DUTIES ARE ASSUMED BY OR MAY BE ASSERTED AGAINST THE ADMINISTRATOR. EXCEPT TO THE EXTENT ARISING OUT OF THE ADMINISTRATOR’S FRAUD OR CRIMINAL MISCONDUCT WHEN PROVIDING THE SERVICES, THE ADMINISTRATOR’S AGGREGATE LIABILITY TO THE TRUST WILL BE LIMITED TO MONETARY DAMAGES NOT TO EXCEED THE AMOUNT OF FEES PAID HEREUNDER DURING THE THREE MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE FIRST SUCH CLAIM TO OCCUR. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the Trust or either of its respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on the Trust Data. Each party shall have the duty to mitigate its damages for which another party may become responsible. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE ADMINISTRATOR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL, OR OTHER NON-DIRECT DAMAGES OF ANY KIND WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY, OR ANY OTHER THEORY AND REGARDLESS OF WHETHER THE TRUST IS ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

5.02	The Administrator may, from time to time, provide to the Trust services and products (“Special Third Party Services”) from external third party sources that are telecommunication carriers, Pricing Sources, data feed providers or other similar service providers (“Special Third Party Vendors”). The Trust acknowledges and agrees that the Special Third Party Services are confidential and proprietary trade secrets of the Special Third Party Vendors. Accordingly, the Trust shall honor requests by the Administrator and the Special Third Party Vendors to protect their proprietary rights in their data, information and property including requests that the Trust place copyright notices or other proprietary legends on printed matter, print outs, tapes, disks, film or any other medium of dissemination. The Trust further acknowledges and agrees that all Special Third Party Services are provided on an “AS IS WITH ALL FAULTS” basis solely for such the Trust’s internal use, and as an aid in connection with the receipt of the Services. The Trust may use Special Third Party Services as normally required on view-only screens and hard copy statements, reports and other documents necessary to support the Trust’s investors, however the Trust shall not distribute any Special Third Party Services to other third parties. THE SPECIAL THIRD PARTY VENDORS AND THE ADMINISTRATOR MAKE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, OR ANY OTHER MATTER WITH RESPECT TO ANY OF THE SPECIAL THIRD PARTY SERVICES. NEITHER THE ADMINISTRATOR NOR THE SPECIAL THIRD PARTY VENDORS SHALL BE LIABLE FOR ANY DAMAGES SUFFERED BY THE TRUST IN THE USE OF ANY OF THE SPECIAL THIRD PARTY SERVICES, INCLUDING, WITHOUT LIMITATION, LIABILITY FOR ANY INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES.

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5.03	the Trust shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an authorized Person of the Trust; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith or fraud in the performance of the Services; (ii) any violation by the Trust or any Authorized Person of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Trust Materials or any the Trust Data; (iv) any breach by the Trust of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Trust, the Trust’s former administrator, a Special Third Party Vendor, the Trust’s other service providers (such as custodians, prime brokers, transfer agents, investment advisers and sub-advisers); (vi) any pricing error caused by the failure of the Trust’s investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; or (vii) any act or omission of the Administrator as a result of the Administrator’s compliance with the Regulations, including, but not limited to, returning an investor’s Investment or restricting the payment of redemption proceeds.

5.04	To the extent that the Trust receives Special Third Party Services from Interactive Data Corporation (“IDC”), the Trust shall indemnify and hold harmless IDC and its suppliers from any and all losses, damages, liability, costs, including reasonable attorney’s fees, resulting directly or indirectly from any claim or demand against IDC by a third party arising out of, derived from, or related to the accuracy or completeness of any such Special Third Party Services received by the Trust. IDC shall not be liable for any claim or demand against the Trust by any third party.

5.05	The Administrator may apply to the Trust or any Authorized Person acting on the Trust’s behalf at any time for instructions and may consult counsel for the Trust or an Authorized Person or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by the proper Person or Persons. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of written notice thereof. To the extent that the Administrator consults with the Trust counsel pursuant to this provision, any such expense shall be borne by the Trust.

5.06	The Administrator shall have no liability for its reliance on the Trust Data or the performance or omissions of unaffiliated third parties such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, the Investment Adviser or sub-advisers, current or former third party service providers, Pricing Sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

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5.07	The Administrator shall have no obligations with respect to any laws relating to the distribution, purchase or sale of Shares. Further, the Trust assumes full responsibility for the preparation, contents and distribution of the Trust Materials and its compliance with any applicable laws, rules, and regulations.

5.08	The indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. If in any case the Trust is asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Trust of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.09	The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will advance to the Administrator the fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party's written consent.

5.10	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6	VALUATION

The Administrator is entitled to rely on the price and value information (hereinafter “Valuation Information”) provided by brokers and custodians, investment advisers (including, without limitation, the sponsor of an underlying fund in which the Trust invests, if applicable, or any third-party pricing services selected by the Administrator, the Trust’s Investment Adviser or the Trust (collectively hereinafter referred to as the “Pricing Sources”) in order to calculate the Trust’s aggregate NAV (and the value of shareholders’ capital accounts based upon such valuation). The Administrator shall have no obligation to obtain Valuation Information from any sources other than the Pricing Sources and may rely on estimates provided by the Trust’s Investment Adviser or the applicable underlying fund. In the event that the Trust’s Investment Adviser does not provide a timely value for an underlying fund, the Administrator shall have the right to use the prior month’s valuation in its calculation of the current month’s NAV, and the Administrator shall have no liability and shall be indemnified by the applicable the Trust in connection with such action. The Administrator shall have no liability or responsibility for the accuracy of the Valuation Information provided by a Pricing Source or the delegate of a Pricing Source and the Trust shall indemnify and defend the Administrator against any loss, damages, costs, charges or reasonable counsel fees and expenses in connection with any inaccuracy of such Valuation Information. The Trust shall not use Valuation Information for any purpose other than in connection with the Services and in accordance with the provisions of this Agreement.

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SECTION 7	ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02	Trust Expenses. the Trust assumes and shall pay all expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, the Trust Materials, proxy solicitation and tender offer materials and notices to existing shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of Pricing Sources; the costs of escrow and custodial services; the cost of document retention and archival services, the costs of responding to document production requests; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; costs associated with attempting to locate lost shareholders; all expenses incurred in connection with any custom programming or systems modifications required to provide any reports or services requested by the Trust; any expense, if applicable, incurred to reprint the Trust documents identifying the Administrator (along with its address and telephone number) as the Trust’s administrator; costs associated with DST FanMail or similar reporting service; bank service charges; NSCC trading charges; manual trade transmission processing (beginning on the three month anniversary of the Live Date); fees and out-of-pocket expenses of trustees; the costs of trustees’ meetings; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of service providers to the Trust. The Trust shall reimburse the Administrator for its reasonable costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for SSAE 16 audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties, including as incurred in connection with any reorganization of the Trust.

SECTION 8	COMPENSATION

8.01	Fees. The Trust (or the Investment Adviser as applicable) shall pay to the Administrator compensation for the services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, its pro-rata portion of the fees set forth in the written fee schedule annexed hereto as Schedule II and incorporated herein. The Trust shall have no right of set-off. The fees set forth herein are determined based on the characteristics of the Trust as of the Effective Date. Any material change to the characteristics of the Trust may give rise to an adjustment to the fees set forth in this Agreement. In the event of such a change, the parties shall negotiate any adjustment to the fees payable hereunder in good faith; provided, however, that if the parties cannot in good faith agree on such adjustment to the fees within a reasonable period of time, the Administrator may terminate this Agreement upon thirty days prior written notice to the Trust. The Trust shall pay the Administrator’s fees monthly in U.S. Dollars, unless otherwise agreed to by the parties. The Administrator is hereby authorized to, and may, at its option, automatically debit its fees due from the Trust’s portfolio account(s). The Trust shall pay the foregoing fees despite the existence of any dispute among the parties. If this Agreement becomes effective subsequent to the first day of any calendar month or terminates before the last day of any calendar month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule II. The Trust agrees to pay interest on all amounts past due in an amount equal to the lesser of the maximum amount permitted by applicable law or the month fee of one and one-half percent (1 ½ %) times the amount past due multiplied by the number of whole or partial months from the date on which such amount was first due up to and including the day on which payment is received by the Administrator.

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8.02	Adjustment of Fees. The Trust acknowledges that from time to time after the first anniversary of the Effective Date, Administrator may increase all non-asset based Fees upon thirty days written notice to the Trust, in an amount equal to the greater of: (a) five percent; or (b) the percentage increase in the CPI since the Effective Date of the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period. Notwithstanding the above, in the event of an increase to Administrator’s costs for Special Third Party Services, Administrator may at any time upon thirty days written notice increase the Fees applicable to such Special Third Party Services, provided, that such fee increase will not exceed the applicable percentage increase in costs incurred by Administrator with respect to such Special Third Party Services.

SECTION 9	DURATION AND TERMINATION

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect for a period of two years from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive three year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least one hundred eighty days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

9.02.01.	This Agreement may be terminated by any party giving at least sixty days prior notice in writing to the other parties if at anytime the other party or parties have been first (i) notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

9.02.02.	This Agreement may be terminated by any party giving one hundred eighty days prior notice in writing to the other parties prior to the “liquidation” of the Trust. For purposes of this Section 9.02.02, the term “Liquidation” shall mean a transaction in which all the assets of the Trust are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of shareholders in the Trust. A termination pursuant to this Section 9.02.02 shall be effective as of the date of such Liquidation. Notwithstanding the foregoing, the right to terminate set forth in this Section 9.02.02 shall not relieve the Trust of its obligation to pay the fees set forth on Schedule II for the remainder of the one hundred eighty day period set forth in this Section 9.02.02, which amount shall be payable prior to the effective date of such liquidation.

9.02.03.	If the Administrator is unable to successfully convert the Trust to its operational environment within a reasonable period of time following the Effective Date due to untimely, inaccurate or incomplete the Trust Data, the Administrator shall have the right to terminate this Agreement, upon written notice and such termination shall be effective upon the date set forth in such notice.

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9.02.04.	Notwithstanding anything contained in this Agreement to the contrary, in the event of a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Trust or any affiliate (as defined in the 1940 Act) of the Trust that causes it to cease to use the Administrator as a provider of the Services in favor of another service provider prior to the last to occur of (a) the date that is the fifth anniversary of the Live Date and (b) the expiration of the then current term of this Agreement, the Administrator shall use reasonable efforts to facilitate the deconversion of the Trust to such successor service provider; provided, however that the Administrator makes no guaranty that such deconversion shall happen as of any particular date. In connection with the foregoing and prior to the effective date of such deconversion, the deconverting the Trust shall pay to the Administrator (1) all fees and other costs as set forth in Schedule II as if the Administrator had continued providing Services until the expiration of the then current term and calculated based upon the assets of the deconverting the Trust on the date notice of termination in accordance with this Section was given and (2) all fees and expenses previously waived by the Administrator at any time during the term of the Agreement. This Agreement shall terminate effective as of the conclusion of the deconversion as set forth in this Section.

9.03	Effect of Termination.

9.03.01.	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

9.03.02.	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the Administrator shall deliver to the Trust, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or belonging to the Trust in the possession of or under the control of the Administrator or any of its agents or delegates.

9.03.03.	In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the Trust, including, without limitation, administrative costs, attorneys’ fees, court costs, collection agencies or agents and interest.

9.03.04.	Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in Schedule II, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents.

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SECTION 10	CONFLICTS OF INTEREST

10.01	Non-Exclusive. The services of the Administrator rendered to the Trust are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Trust or Person acting on the Trust’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:

10.02.01.	an Interested Party from buying, holding, disposing of or otherwise dealing in any Shares for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Shares;

10.02.02.	an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Trust;

10.02.03.	an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Shares or Investments effected by it for the account of the Trust; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

10.02.04.	an Interested Party from contracting or entering into any financial, banking or other transaction with the Trust or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm's length.

SECTION 11	CONFIDENTIALITY

11.01	Confidential Information. The Administrator and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

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The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, any non-public personal information (as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02	Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03	Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04	Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.

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SECTION 12	MISCELLANEOUS PROVISIONS

12.01	Internet Access. Data and information may be made electronically accessible to the Trust, its Investment Adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between the Trust and Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). The Trust recognizes that the Proprietary Information is of substantial value to the Administrator and shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by the Trust or its agents or investors will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02	Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor of the Trust and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of the Trust. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03	Assignment; Binding Effect. The Trust may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Trust’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may assign or transfer, by operation of law or otherwise, all or any portion of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

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12.04	Agreement for Sole Benefit of the Administrator and the Trusts. This Agreement is for the sole and exclusive benefit of the Administrator and the Trusts and will not be deemed to be for the direct or indirect benefit of either (i) the clients or customers of the Administrator or the Trust or (ii) the Sponsor. The clients or customers of the Administrator or the Trust will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

12.05	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania or the United States District Courts for the Eastern District of Pennsylvania for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

12.06	Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.07	Dispute Resolution. Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.07 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 12.06.

12.08	Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of: General Counsel, SEI Investments Global Funds Services, One Freedom Valley Drive, Oaks, Pennsylvania 19456, with a copy, given in the manner prescribed above, to the Trust’s current relationship manager. Notices to the Trust shall be sent to the persons specified in Schedule III.

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12.09	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.10	Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.11	Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.12	Anti-Money Laundering Laws. In connection with performing the Services set forth herein, the Administrator may provide information that the Trust may rely upon in connection with the Trust’s compliance with applicable laws, policies and Regulations aimed at the prevention and detection of money laundering and/or terrorism activities (hereinafter, the “Regulations”). the Trust and the Administrator agree that the Trust shall be responsible for its compliance with all such Regulations. It shall be a condition precedent to providing Services to the Trust under this Agreement and the Administrator shall have no liability for non-performance of its obligations under this Agreement unless it is satisfied, in its absolute discretion, that it has sufficient and appropriate information and material to discharge its obligations under the Regulations, and that the performance of such obligations will not violate any Regulations applicable to it. Without in any way limiting the foregoing, the Trust acknowledges that the Administrator is authorized to return an investor’s Investment in the Trust and take any action necessary to restrict repayment of redemption proceeds to the extent necessary to comply with its obligations pursuant to the Regulations.

12.13	Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

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12.14	Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

12.15	Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, the Trust shall not solicit, make an offer of employment to, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement. If the Trust breaches this provision, the Trust shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16	Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original facsimile or scanned signatures of each of the parties.

12.18	Publicity. Except to the extent required by applicable Law, neither the Administrator nor the Trust shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Trust over other clients, nothing herein shall prevent the Administrator from (i) placing the Trust on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator); (ii) using the Trust as reference; or (iii) otherwise orally disclosing that the Trust is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if the Trust desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.19	Insurance. Each party hereto shall maintain appropriate insurance coverage with respect to such party’s responsibilities hereunder; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement. Without limiting the foregoing, in the event that the Administrator makes an employee of the Administrator available to the Trust to serve as an officer of the Trust, the Trust shall maintain professional liability (directors’ & officers’ and errors and omissions) insurance with limits of not less than $5 Million per occurrence (“Officer Insurance Minimum”). The Trust shall provide a certificate of insurance to the Administrator prior to Administrator providing Services to the Fund and annually thereafter upon Administrator’s request. Such certificate of insurance shall contain an agreement by the issuing insurance company that such insurance shall not be materially changed, cancelled or terminated upon less than thirty days prior written notice to Administrator. Directors’ & officers’ insurance shall be acquired only through insurance companies having an A.M. Best rating of A- VIII or better. The trust further releases, assigns and waives any and all rights of recovery against the Administrator and its employees, successors and permitted assigns that the Trust may otherwise have or acquire in or from, or are in any way connected with any loss covered by the Fund’s D&O Liability Insurance or because of deductible clauses in or inadequacy of limits of such policy of insurance. The Trust shall promptly notify the Administrator should its insurance coverage with respect to professional liability be cancelled or fall below the Officer Insurance Minimum, such notification to include the date of cancellation, if applicable.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

ADMINISTRATOR:	TRUST:

SEI INVESTMENTS GLOBAL FUNDS SERVICE	[ ]

By:	By:
Name: Title:	Name: Title:

INVESTMENT ADVISER: RIVERPARK ADVISORS LLC

By:
Name: Title:

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SCHEDULE I

List of Services

I.	PORTFOLIO ACCOUNTING SERVICES

Portfolio Accounting Services	Administrator Services	Responsibility of the Trust or its Delegate
Trade Capture
• Set up and maintain securities in the Administrator’s portfolio accounting system
• Pre-process trade files for automated trade processing, if applicable
• Record trade activity in the portfolio accounting system on a daily basis as reported by the Investment Adviser or sub-adviser

• Provide trade activity details in electronic format, on a
  daily basis
• Notify the Administrator prior to any contemplated
  changes in the format, timing, delivery or content of trade files
• Provide a daily operations contact person to whom the
  Administrator should direct queries on trade activity

Income Accruals
• Calculate, accrue and verify interest and amortization accruals for fixed income instruments for each estimate or valuation date
• Update accounting system to reflect rate changes on variable interest rate instruments

Receivables and Payables
• Determine the outstanding receivables and payables for all (1)
  security trades, (2) portfolio share transactions and (3) income and expense accounts in accordance with the budgets provided by the
  Trust or its Investment Adviser;

Corporate Action Activity Processing
• Independently apply corporate actions to securities held in the portfolio on a daily basis via standard 3rd party independent pricing agents, when available, for each valuation date
• Process mandatory/involuntary corporate actions based upon data received from market data provider(s), prime brokers, and or custodians.
• Process all non-mandatory asset servicing events received from the
  Investment Adviser with prime brokers, and or custodians.
• Notify Administrator of non-mandatory/voluntary corporate actions that should be submitted.

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Reconciliation
• Prepare and provide daily (or as frequent as practicable)
  reconciliation report on transactions, cash and positions to Prime
  Broker, Custodian, or OTC Counterparty and Investment Manager
  (Triangular reconciliation);

Security Valuations	• Obtain portfolio security valuations from appropriate sources consistent with the Trust's pricing and valuation policies, and calculate net asset value of the Trust and each Class;	• Provide broker quotes and adviser supplied prices on a daily basis in electronic format, if applicable.
Yields, Total Return, Expense Ratios, Turnover, Average Dollar-weighted Maturity	• Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

II.	FUND ACCOUNTING SERVICES

Fund Accounting Services	Administrator Services	Responsibility of the Trust or its Delegate
Accounting books and records	• Maintain the Trust's accounting books and records
Income and Expenses	• Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;
Income and Expenses	• Prepare and provide monthly allocations of income and expenses, allocate new issue income to appropriate Classes and calculation of management fees by Class.
Expenses	• Accrue expenses of the Trust according to instructions received from the Trust's treasurer or other authorized representative (including officers of the Trust's Investment Adviser);	• Review and approve annual expense budget. Review and approve proposed changes to the expense budget accruals, as deemed necessary.
NAV Calculation (Dealing NAV)
• Calculate the net asset value (“NAV”) of the Trust and for each
  Class and series of shares outstanding and each investor capital account, as applicable in accordance with the Trust's legal operating terms for each valuation date

Income and Capital Gains Distributions	• Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

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III. REGULATORY AND COMPLIANCE SUPPORT SERVICES

Regulatory and Compliance Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Financial Statements and Regulatory Reporting
• Prepare the Trust's financial statements for review by the Trust management and independent auditors, manage annual and semi annual report preparation process, prepare Forms N-SAR, N-Q,
  NCSR and N-PX, provide the Trust performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Forms N-SAR, N-Q, N-CSR and
  N-PX and annual/semi-annual reports via EDGAR;
• Review the Trust's financial statements. • Prepare and manage process for all applicable Section 16 Filings (Forms 3, 4 and 5)
Regulatory Matters	• Provide consultation to the Trust on regulatory matters relating to the operation of the Trust as requested and coordinate with the Trust's legal counsel regarding such matters;	• Fully cooperate with request from government regulators.
Regulatory Examinations
• Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with the Trust's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

State Registration	• Coordinate as necessary the registration or qualification of shares of the Trust with appropriate state securities authorities if applicable;	• Provide list of states for registration.
Compliance
• On a T+2 post-trade basis and based on the information available to the Administrator, periodically monitor the Trust for compliance with applicable limitations as set forth in the Trust's then current prospectuses or Statements of Additional Information (this provision shall not relieve the Trust's investment adviser and sub-advisers, if any, of their primary day-to-day responsibility for assuring such compliance, including on a pre-trade basis).
• Primary day-to-day responsibility for assuring compliance, including on a pre-trade basis.

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IV.	THIRD PARTY REPORTING SERVICES

Third Party Reporting Services	Administrator Services	Responsibility of the Trust or its Delegate
Registration Statements and Proxies	• Provide performance, financial and expense information for registration statements and proxies;	• Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.
Third Party Reporting
• Communicate periodic net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;
• Provide written instruction to the Administrator in order to distribute the Trust NAVs or other requested financial information to a 3rd party.
Additional Reports
• Upon reasonable notice and as mutually agreed upon, the
  Administrator may provide additional reports upon the request of the
  Trust or its Investment Adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

V.	ADMINISTRATION SERVICES

Administration Services	Administrator Services	Responsibility of the Trust or its Delegate
Performance	• Provide performance reporting data to the Trust and its Investment Adviser;
Proxies
• Manage the Trust's proxy solicitation process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;
• Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.
Trust Officers	• Provide individuals to serve as officers of the Trust, as requested;	• Provide individuals to serve as officers of the Trust, as requested;
Accounting Officer	• Provide principal financial officer (i.e. CFO or Treasurer) for purposes of Sarbanes-Oxley and Section 32(b) of the 1940 Act;

RiverPark Interval Fund Administration Agreement
SEI 219751v1
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.

Registration Statements and Proxies	• Coordinate with the Trust's counsel on filing of the Trust's registration statements and proxy statements, and coordinate printing and delivery of the Trust’s prospectuses and proxy statements;	• Review Registration Statement and Proxy statements. Provide information relating to the Investment Adviser, portfolio managers, investment strategy and any other requested information.
Board Materials	• Provide such fund accounting and financial reports in connection with quarterly Board meetings as the boards of trustees may reasonably request;	• Provide the request for information in a specified format and/or participation in a timely manner prior to such Board meeting
Board Meetings	• Coordinate the Trust's Board’ schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);	• Attendance by representative of the Investment Adviser in person is anticipated at least once a year, in connection with the renewal of the advisory agreement.
Board Meetings
• Manage the preparation for and conducting of Board meetings and
  Board committee meetings by (i) coordinating board of trustees/
  committee book production and distribution process, (ii) subject to review and approval by the Trust and their counsel, preparing meeting agendas, (iii) preparing the relevant sections of the Board meeting materials required to be prepared by the Administrator, (iv)
  assisting to gather and coordinate special materials related to annual contract renewals and other approvals for and as directed by the
  Board or the Trust's legal counsel, (v) attending Board meetings, and
  (vi) performing such other Board/committee meeting functions as shall be agreed by the parties in writing (in this regard, the Trust shall provide the Administrator with notice of regular Board meetings at least six (6) weeks before such Board meeting and as soon as practicable before any special Board meeting);
• Provide required documents (e.g., Investment Adviser presentation, 15(c) questionnaire responses, Investment Adviser compliance materials, etc.) for Board meeting
Policies and Procedures	• Assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;
Legal	• Act as liaison to legal counsel to the Trust and, where applicable, to legal counsel to the Trust's independent trustees;

RiverPark Interval Fund Administration Agreement
SEI 219751v1
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.

Trust Structure
• Provide consulting with respect to the ongoing design, development and operation of the Trust, including new Classes and/or load structures and financing, as well as changes to investment objectives and policies for the existing the Trust;

• Provide instructions with respect to the ongoing design,
  development and operation of the Trust, including new
  Share classes and/or load structures and financing, as well as changes to investment objectives and policies for the
  existing the Trust;

Additional Services
• Upon reasonable notice and as mutually agreed upon, the
  Administrator may provide such additional services with respect to the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

Business Continuity and Disaster Recovery Services	• Maintain a business continuity and disaster recovery plan for the Administrator’s operations, systems hardware, software and data

VI.	AUDIT AND TAX SUPPORT SERVICES

Audit and Tax Support Services	Administrator Services	Responsibility of the Trust or its Delegate
Subchapter M	• Monitor the Trust's compliance with the requirements of Subchapter M of the Internal Revenue Code with respect to status as a regulated investment company;
Federal and State Tax Returns	• Prepare and file federal and state tax returns for the Trust other than those required to be prepared and filed by the Trust's transfer agent or custodian.
1099s	• Prepare for review by the Trust management and independent tax advisor data for year-end 1099’s and supplemental tax letters;	• Review and approve data for year-end 1099's and supplemental tax letters.
ASC 740	• ASC 740 monitoring and analysis for financial statement disclosure, if necessary.
Excise Tax	• Compute any excise tax distribution requirement and its related tax liability.

RiverPark Interval Fund Administration Agreement
SEI 219751v1
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.

Audit
• Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the independent public accountants of the Trust in connection with the preparation of any audit or report requested by the Trust, including the provision of a conference room at the Administrator’s location if necessary (in this regard, the
  Trust's independent auditors shall provide the Administrator with reasonable notice of any such audit so that (i) the audit will be completed in a timely fashion and (ii) the Administrator will be able to promptly respond to such information requests without undue disruption of its business).

VII.	ONLINE REPORTING SOLUTIONS

SEI Manager Dashboard	Administrator Services	Responsibility of the Trust or its Delegate
Implementation
• Aggregate and consolidate data from source systems based upon service levels of outsourcing agreement with SEI
• Provide web-based reporting to Investment Adviser for access to the Trust, position, and transaction data from source systems
• Provide flexible reporting tool which allows users to customize reports
• Provide online document retrieval tool via the SEI manager dashboard
• Set up and configure Investment Adviser users and provide training
• Provide users and their permissions to be set-up • Provide requirements for initial configuration
Production	• Create and maintain users and entitlements on the website • Maintain daily controls and reconciliation of data loaded to the data warehouse from the source systems	• Provide any ongoing user permission changes or new user setups

RiverPark Interval Fund Administration Agreement
SEI 219751v1
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.

SCHEDULE II

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement. The Trust will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on aggregate net assets of all Portfolios (Trusts, or Funds as the case may be) advised by RiverPark Advisors, LLC and/or its affiliates for which the Administrator and/or any of its affiliates have agreed in writing to provide administration services substantially similar to the Services, including for the avoidance of doubt, pursuant to the administration agreement between Administrator and RiverPark Funds Trust dated September 8, 2010, as amended (the “Complex Assets”) and allocated to each Portfolio pro-rata based on the net assets of each Portfolio as of the prior month-end):

Complex Assets	Basis Points
First $2 billion in aggregate net assets	6.0
Next $1.5 billion in aggregate net assets	5.0
Next $1.5 billion in aggregate net assets	4.0
Aggregate net assets in excess of $5 billion	3.5

Annual Minimum Fee (calculated and paid on a monthly basis):

Trust	Annual Minimum Fee
RiverPark Commercial Real Estate Fund	$125,000*

* Notwithstanding the foregoing, the Administrator hereby agrees to waive the Annual Minimum Fee solely during the period beginning as of the Live Date and ending September 30, 2018.

Tender Offer Processing Fees:

$2,500 per tender offer beyond the first four such tender offers per calendar year (applicable Tender Offer Processing Fees shall be applied as an increase to the then applicable Annual Minimum Fee; provided however, that Tender Offer Processing Fees shall not be waived by the Administrator if applicable)

Expense Reimbursement:

All reasonable expenses incurred by the Administrator on behalf of the Trust will be billed to the Trust quarterly in arrears as set forth in Section 7.02 of this Agreement.

RiverPark Interval Fund Administration Agreement
SEI 219751v1
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.

SCHEDULE III

Notice Instruction Form

TO WHOM NOTICES SHOULD BE SENT PURSUANT TO SECTION 12.08 OF THE AGREEMENT:

Name of Party or Parties:	RiverPark Advisors, LLC

Name of Contact:	Morty Schaja

Address:	156 West 56th Street
17th Floor
New York, New York 10019

Telephone No.:	_________________________________________

Facsimile No.:	_________________________________________

Email Address:	_________________________________________

RiverPark Interval Fund Administration Agreement
SEI 219751v1
THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI GLOBAL SERVICES, INC.